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                                                                    EXHIBIT 10.4

                               STEPHEN C. WHICKER
                     SUNBELT EXECUTIVE EMPLOYMENT AGREEMENT

    This Sunbelt Executive Employment Agreement (hereinafter the "Agreement") is dated as of December 18, 1998, and is entered into between SUNBELT AUTOMOTIVE GROUP, INC. a Georgia corporation, and any successor corporation (hereinafter collectively the "COMPANY"), and STEPHEN C. WHICKER a resident of Woodstock, Cherokee County, Georgia (hereinafter the "EXECUTIVE").

    WHEREAS, the Company intends to reorganize its business structure by acquiring through merger, acquisition, and reorganization other businesses as a precondition to engage in an Initial Public Offering of its stock (the "IPO"); and

    WHEREAS, Executive has been instrumental in aiding the Company in the implementation of its business restructuring and IPO by procuring Investment Bankers, acquisitions, and rendering general business and legal advice;

    WHEREAS, the Company wishes to employ Executive as its Executive Vice President of Corporate Development, General Counsel and Secretary of the Company (together, "Executive Officer"), and Executive wishes to perform services for the Company as its Executive Officer prior to and after its IPO; and

    WHEREAS, the Executive and the Company desire to enter into this Executive Employment Agreement to govern the terms and conditions of Executive's employment by and with the Company.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements of the parties hereto, the parties hereby covenant and agree as follows:

                                   ARTICLE I.
                     EMPLOYMENT, DUTIES AND RESPONSIBILITIES

    1.1 EMPLOYMENT. The Company shall employ Executive as Executive Vice President of Corporate Development, General Counsel, and Secretary as of December 18, 1997. Executive hereby accepts such employment subject to the terms set forth herein. Executive agrees to devote substantially all of his business


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time and efforts to the business of the Company except as specifically set forth herein. Anything herein to the contrary notwithstanding, nothing shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) rendering legal and consulting services to clients on an occasional basis including serving as "Of Counsel" to a law firm of his choice, and (iv) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company's Executive Vice President of Corporate Development, General Counsel and Secretary.

    1.2 DUTIES AND RESPONSIBILITIES. Executive shall be responsible for the general legal affairs of the Company and its subsidiaries; shall be responsible for the Company's corporate development through its growth by acquisitions, mergers and consolidation in the automotive industry and as otherwise may be agreed upon by its Board of Directors; and shall be required to perform such duties and responsibilities as are consistent with his position as Executive V.P. Of Corporate Development and General Counsel and Secretary as the Board or the Executive Committee may from time to time prescribe.

    1.3 BOARD & EXECUTIVE COMMITTEE MEMBERSHIP. During the Term (and any Renewal
Term) (as defined in Section 2.1), the Company will nominate Executive for election to the Board and will use its best efforts to secure Executive's election to the Board and his appointment as a member of the Executive Committee and Compensation Committee, if such Committees are appointed by the Company's Board and if Executive is legally permitted to serve upon the same.

    1.4 REPORTING. Executive shall report, in the performance of his duties, directly and exclusively to the Chief Executive Officer (CEO) of the Company.

                                   ARTICLE II.
                                      TERM

    2.1 TERM. The initial term of this Agreement will be for a period commencing on or about the 18th day of December, 1997 and going to and through June 30, 2003 (the "Term"). After the initial Term, the Executive's employment under this Agreement shall be a rolling three (3) year term (the "Renewal Term") and shall be deemed automatically, without further action by either Executive or

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the Company, to be extended each additional day, such that the remaining term of the Agreement shall continue to be three (3) years at all times.

                                  ARTICLE III.
                            COMPENSATION AND EXPENSES

    3.1 SALARY, BONUSES AND BENEFITS. As compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

    (a) BASE SALARY. Commencing on the 1st day of June 1, 1998 through June 30, 1999, the initial minimum annual base salary to be paid to the Executive shall be $200,000 per year ("Initial MABS") payable monthly plus those additional bonus items, stock awards, and stock options as are set forth herein. Commencing on the 1st day of July, 1999 and for each remaining year of the Term the Executive's Minimum Annual Base Salary ("MABS") for each year set forth below shall be no less than the following:

  1.  July 1, 1999 through June 30, 2000:               $260,000.00.
  2.  July 1, 2000 through June 30, 2001:               $325,000.00.
  3.  July 1, 2001 through June 30, 2002:               $375,000.00.
  4.  July 1, 2002 through June 30, 2003:               $425,000.00

The MABS for the Renewal Term shall be as set by Compensation Committee of the Board but in no event shall it be less than the MABS for the term ending June 30, 2003.

    The MABS may be increased by the Compensation Committee/Board of Directors of the Company from year to year but the MABS may not be lowered at any time during any term of employment under the MABS figure as set forth herein. The total annual compensation payable to the Executive will be a component of at least three (3) items. These items include (1) MABS, (2) Performance Compensation, and (3) stock options and stock awards. Determination as to any increase shall be in the sole discretion of the Board or the Compensation Committee thereof.

    (b) ANNUAL BONUS. Commencing July 1, 1998 and for each fiscal year of Company during the Initial Term and the Renewal Term, the Company shall pay the Executive an annual cash bonus (the "Bonus") in an amount to be determined by the Board and its Compensation Committee based upon the satisfaction of

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certain performance criteria set by the Compensation Committee of the Board but shall generally be predicated upon the Company's acquisitions, future growth and performance. Notwithstanding anything to the contrary which is set forth above, the total annual cash Bonus for the Executive shall be targeted to be at least 50% of the Executive's then current MABS and shall not exceed an amount which is equal to the Executive's then current MABS. However, nothing herein shall be construed as a guarantee of any amount of Bonus.

    (iii) Payment of Bonuses. Any Bonuses earned by the Executive shall be paid within ninety (90) days after the end of each applicable fiscal year of the Company.

    (c) STOCK GRANT.

    As compensation for services rendered by the Executive since December 18, 1997 and for his part in helping the Company in its IPO process; obtaining financing; obtaining funding; obtaining underwriters; for putting together various aspects of the IPO process and for leaving his law practice of 24 years and coming to work full time for the Company (the "Stock Grant"), the Company agrees to grant to and award to the Executive the right to purchase 64,465 shares of its voting common stock (the "Shares").

    (D) STOCK OPTIONS.

    (i) FIRST OPTION. In addition to the compensation and the Stock Grant above, the Company shall grant to the Executive, under the Company's Incentive Stock Plan, an option ("First Option") to purchase up to 200,000 shares of the Company's Voting Common Stock ("Common Stock") at the exercise price pursuant to the Company's Incentive Stock Plan and as set forth on the Option Grant attached hereto as Exhibit "A". The First Option shall terminate on the tenth anniversary of the date of the First Option, subject to earlier termination as may be set forth in this Agreement and the Option Grant.

    (ii) SECOND OPTION. In addition to the Stock Grant and the First Option above, the Company shall grant to the Executive, under the Incentive Stock Plan, an option (the "Second Option") to purchase up to 240,000 shares of the Company's voting common stock at the exercise price adopted under the Company's Incentive Stock Plan and as set forth on the Option Grant, attached hereto as Exhibit "B" and incorporated herein. The Second Option shall terminate on the tenth anniversary of the grant of the Second Option, subject to earlier termination as may be set forth in this Agreement, the Incentive Stock

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Plan or the Option Grant. The Second Option is in addition to any other option award or grant which may be made to the Executive during his employment.

    (iii) THIRD OPTION. In addition to the Stock Grant, the First Option and the Second Option, the Company shall grant to the Executive, under the Company's Incentive Stock Plan, an option ("Third Option") to purchase up to an additional 100,000 shares of the Company's Common Stock at an exercise price equal to the price per share to the public set forth on the cover of the prospectus relating to the IPO and as set forth on the Option Grant attached hereto and incorporated herein as Exhibit "C". The Third Option shall terminate on the tenth anniversary of the IPO Date, subject to earlier termination as may be set forth in this Agreement. The Third Option is in addition to any other option grant which may be made to the Executive during his employment.

    (iv) LOCK UP. Upon the request of the Company's underwriters managing any underwritten public offering of the Common Stock, Executive shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock acquired upon exercise of the Options for such period of time from the effective date of such offering as the Company or the underwriters may specify, provided that any such restriction on such disposition by Executive shall not exceed 180 days.

    (e) BENEFIT PROGRAMS. Executive shall be eligible to participate in or receive benefits under all of the Company's employee and executive benefit plans or arrangements including, without limitation, plans or arrangements providing for health and disability insurance coverage, life insurance for the benefit of Executive's beneficiaries, deferred compensation and pension benefits, and personal financial, investment, legal or tax advice, all at the highest level that is available through the Company and/or any of its Subsidiaries to their senior executive management (the "Benefit Programs"). In addition, Executive shall be entitled to such per perquisites of employment, including, but not limited to, two (2) demo automobiles, insurance, etc., as are made available to the senior executive management of the Company and/or its Subsidiaries. If this Agreement is assigned to any Subsidiaries of the Company or any other party, Executive shall be granted credit for all service with the Company and/or its Subsidiaries prior to the date of such assignment for all purposes of the Benefit Programs, including, but not limited to, eligibility, vesting and benefits. To the extent there is a period of employment required as a condition for full benefit coverage under any Benefit Programs, and Executive would not otherwise meet the requirements taking into consideration past service granted for service with the Company and/or its Subsidiaries, to the extent permissible under applicable law, the Company agrees to take or to cause to be

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taken all actions necessary so that Executive will be deemed to have met such requirement. The Company agrees that whenever Executive is required to pay for coverage or benefits under a Benefit Program from his own wages, the Company shall reimburse him for the sum of the amount of such payments plus federal, state income and social security and medicate on the entire reimbursement amount (including the tax on such taxes) so that Executive will not have incurred any cost in obtaining such coverage or benefit except as otherwise may be specifically set forth herein.

    (f) VACATION. Executive shall be entitled to a paid vacation in accordance with Company policy during the Term, but in no event less than four (4) weeks per year. Unused vacation days in any one year may be accumulated from year to year up to a maximum of eight (8) weeks per year.

    3.2 EXPENSES; PERQUISITES.

    (a) The Company will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during all terms of his employment.

    (b) During the Term (and any Renewal Term), Executive shall be entitled to participate in any of the Company's executive fringe benefit arrangements in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company's senior level executives generally.

    (c) The Executive shall be afforded such insurance and other benefits as are normally and customarily provided to comparable Senior level Executives. These shall include, but not be limited to, at least two (2) DEMO automobiles and the insurance therefore; disability, life and health insurance; and such other insurance programs and policies as may adopted by and approved by the Company's Board.

    (d) The Executive shall be provided with an office and staff suitable and sufficient to perform the work of the corporate development and legal departments duties. Such staff shall include an administrative assistant for the Executive, Peggy St. Amant, and one staff lawyer who initially shall be Michael
F. O'Neil.

    (e) Company shall pay for the Executive's and his legal staff's Bar Dues, their annual CLE requirements; and the costs associated with maintaining Executive and his legal staff's legal licenses as are required.

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                                   ARTICLE IV.
                                EXCLUSIVITY, ETC.

    4.1 EXCLUSIVITY. Executive agrees to perform his duties, responsibilities and obligations hereunder to the best of his ability. Executive agrees that he will devote substantially all of his business time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term, except as otherwise provided in Section 1.1 hereof and 4.2 below. Executive also agrees that during the Term he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company or any of its subsidiaries, except as otherwise permitted herein. Executive agrees that all of his activities as an employee of the Company shall be in conformity in all material respects with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement and which have been expressly communicated to him, whether orally or in writing.

    4.2 LAW PRACTICE; OTHER BUSINESS VENTURES.
Executive agrees that, so long as he is employed by the Company, he will not have any financial or other beneficial interest in any business enterprise which is competitive with any business engaged in by the Company or any of its subsidiaries. Notwithstanding the foregoing or anything contained in Section 4.1 hereof, Executive may continue for a period of at least 12 months from the date hereof wrap up his legal practice at The Whicker Law Firm and may during and after the wrap up period continue to provide legal advice and consulting to clients as an "Of Counsel" member of a law firm other than The Whicker Law Firm so long as the same does not interfere with or conflict with his duties to the Company. Likewise, the Executive may own, directly or indirectly, up to two percent (2%) of the outstanding capital stock of any such business having a class of capital stock which is traded on any U.S. or foreign stock exchange or in the over-the-counter markets.

    4.3 CONFIDENTIALITY; NON-COMPETITION. (a) Executive agrees that he will not, at any time during the Term (or any Renewal Term), and for a period of three (3) years following the termination of his employment, directly or indirectly, use or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company or any of its Subsidiaries or Affiliates (as "Affiliates" is defined in Section 6.2), except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the

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Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include information treated as confidential or as a trade secret by the Company or any of its Subsidiaries or Affiliates, that is or has been disclosed or otherwise becomes or has become known to the Executive as a result of his employment with the Company, including but not limited to, information regarding contemplated products, models, compilations, business and financial methods or practices, marketing, merchandising and selling techniques, customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, pricing, price lists, financial or other date (including the revenues, costs or profits associated with any of the Company's products or services), business plans, strategy, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, other plans (technical or otherwise), customer and industry lists, supplier lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any of its Subsidiaries or Affiliates. Executive's obligation under this Section 4.3(a) shall not apply to any information which is generally known to the public or hereafter becomes generally known to the public without fault of Executive. Executive further agrees that upon termination of his employment, he will not take with him, or retain without written authorization from the Company, and will promptly deliver to the Company, all confidential information of the Company and any copies thereof, together with all notes, extracts, compilations, and other documents, records, and media that contain or are based upon a trade or business secret, process, method or means, or any other confidential information. Upon termination of his employment, Executive also shall deliver to the Company all other files, correspondence, and other communications received, maintained, and/or originated by Executive during the course of his employment and any copies thereof.

    (b)(i) Executive acknowledges that the agreements and covenants contained in this section 4.3(b) are essential to protect the value of the Company's business and assets and by virtue of his employment with the Company, Executive has obtained and will obtain knowledge, contacts, know-how, training, experience and other information relating to the Company's business operations, and there is a substantial probability that such knowledge, know-how, contacts, training, experience and information could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment.

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Accordingly, for a period commencing on the date of termination of Executive's employment with the Company and ending one (1) year from and after such date (the "Non-Compete Period"), Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, compete, own, operate, control, or participate or engage in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, shareholder, representative, consultant, independent contractor, guarantor, advisor or in any other manner or otherwise have a financial interest in, a proprietorship, partnership, joint venture, association, firm, corporation or other business organization or enterprise that competes with the Company (which for this purpose shall mean any business or enterprise that operates dealerships for the retail sales of new and used automobiles or trucks and businesses ancillary thereto), provided that such business or enterprise (A) is or becomes located or otherwise engaged within a 100 mile radius of the City of Atlanta, Georgia or within a 100 mile radius of any automobile or truck dealership or ancillary business in which the Company, directly or indirectly, has a 50% or greater economic or voting or otherwise controlling ownership interest as of the termination of Executive's employment or (B) is an automobile or truck dealership or group of affiliated automobile or truck dealerships (and all businesses ancillary thereto) whose aggregate gross sales during the 12-month period immediately preceding the date of Executive's termination exceeded $50,000,000, and provided further that it shall not be a violation of this Section 4.3 (b) if (x) Executive owns up to two percent (2%) of the outstanding capital stock of any such business having a class of capital stock which is traded on any U.S. or foreign stock exchange or in the over-the-counter market, (y) Executive owns, operates, is employed by or is otherwise connected with an advertising agency that serves automobile dealerships, provided Executive does not personally perform any work for, or otherwise provide any advice with respect to, any account that is engaged in competitive activity with the Company, or (z) Executive is employed by or is a consultant or independent contractor for an entity that competes with the Company but Executive is employed by or is a consultant or independent contractor for a division or subsidiary of such entity that does not engage in such competitive activity. During the Non-Compete Period, Executive shall not interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any customer, client, supplier, manufacturer, distributor, consultant, independent contractor or employee of the Company.

    (c) Executive agrees that, at any time and from time to time during and after the Term, he will execute any and all documents which the Company may reasonably request to effectuate the provisions of this Section 4.3.

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                                   ARTICLE V.
                                   TERMINATION

    5.1 TERMINATION BY THE COMPANY. The Company shall have the right to terminate Executive's employment at any time, with or without "Cause."

    (a) TERMINATION FOR CAUSE. For purposes of this Agreement, "Cause" shall mean:

        (i) Executive is convicted of or enters a plea of guilty to any felony under federal or state law (except under any state's laws regulating the enforcement of motor vehicles involved in accidents);

        (ii) Executive engages in conduct that constitutes gross neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Company;

        (iii) Executive refuses to follow the material instructions, orders or directives of the Board or the CEO with respect to his duties and responsibilities hereunder, provided that such refusal shall constitute Cause only if the instruction, order or directive in question has been furnished to Executive in writing and provided further that such refusal shall not constitute Cause if Executive has a good faith and reasonable belief, based on advice of counsel or his understanding of the law, that to follow such instruction, order or directive would be unlawful; or

        (iv) Executive engages in any of the following acts which have a material adverse impact on the financial condition of the Company:

             (a) actual fraud or other material acts or dishonesty in fulfilling his assigned responsibilities hereunder; or

             (b) the willful or grossly negligent destruction of any material amount of the Company's tangible property.

    The Board shall notify Executive of its intent to terminate him for Cause by providing written notice ("Notice of Cause") stating in as much detail as possible the particular event, act or acts, or failure or failures to act, that constitute the grounds on which the proposed termination for Cause is based; such Notice of Cause must be given within fifteen (15) days of the date any of the members of the

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Board (exclusive of Executive) learns of the circumstances giving rise to the
Notice of Cause. Executive shall have fifteen (15) days after receipt of the Notice of Cause in which to cure or otherwise correct the circumstances detailed, provided that in the event any such cure or correction is incapable upon reasonable diligence of being completed within such fifteen (15) day period, Executive shall be entitled to commence a cure or correction within said fifteen (15) day period and thereafter diligently and continuously pursue such cure or correction to completion. Executive may also, within such fifteen (15) day period, request by written notice that the Board hold a hearing at which Executive may contest the proposed termination for Cause. The hearing shall be held on a date set by the Board within fifteen (15) days of the date the Board receives Executive's notice of the hearing whether Executive has been terminated for Cause as set forth in the Notice of Cause. If Executive does not request a hearing and the circumstances described in the Notice of Cause have not been cured within the fifteen (15) day period following the date of the Notice of Cause, Executive shall be deemed terminated for Cause, effective as of the day the Notice of Cause was given by the Company.

        (b) TERMINATION WITHOUT CAUSE. The Company may terminate Executive without Cause upon sixty (60) days advance written notice to Executive and such termination shall not constitute a breach of this Agreement.

    5.2 TERMINATION BY EXECUTIVE.

        (a) TERMINATION FOR GOOD REASON. Termination for "Good Reason" shall mean a termination of Executive's employment at the Executive's initiative following the occurrence, without Executive's written consent, of one or more of the following events:

            (i) A reduction in Executive's then current Minimum Annual Base Salary or his annual Bonus;

            (ii) The failure to elect or re-elect Executive, or his removal, as Executive V.P. of Corporate Development, Secretary or General Counsel of the Company or as a full voting member of (1) the Board, or (2) the Company's Executive Committee, (if such a committee is appointed) without the Executive's consent;

            (iii) Any (1) diminution in Executive's duties other than changes which neither individually nor in the aggregate will or will likely cause any actual or perceived material reduction in his powers, duties and responsibilities as enumerated in this Agreement, or (2) assignment to Executive of duties which are

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either fundamentally or materially inconsistent with his position as Executive
V.P. of Corporate Development and General Counsel of the Company;

            (iv) As a result of a material breach by the Company or the Chairman of the Board or the Chairman of the Executive Committee of Section 1.4 hereof, Executive reasonably determines in good faith that he cannot carry out his duties and responsibilities in the manner originally contemplated hereunder;

            (v)    The occurrence of a Change in Control (as defined in Section
6.1 hereof);

            (vi) The failure of the Company to obtain the absolute and unqualified assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets or stock of the Company within 15 days after a merger, consolidation, sale or similar transaction.

            (vii) The modification of any of the responsibilities, duties and authority of the Company's senior executive management without Executive's prior written consent.

            (viii) The failure of the Company to make any payments due to the Executive hereunder or otherwise materially breaches its obligations under this Agreement.

            (ix) The failure of the Company to complete its IPO and have its IPO become effective by August 1, 1998.

        Prior to his termination for Good Reason, Executive shall give written notice ("Notice of Good Reason") to the Board of his intention to terminate this Agreement for Good Reason, such Notice of Good Reason (A) to state in detail the particular event, act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and (B) to be given within thirty (30) days of his learning of such event, act or acts or failures to act. The Company shall have fifteen (15) days after the date that the Notice of Good Reason has been received by the Board in which to cure or correct the circumstances giving rise to the Notice of Good Reason. If the Company fails to cure such conduct within such thirty (30) day cure period, Executive's employment shall be terminated for Good Reason as of the expiration of the fifteen (15) day cure period.

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        (b) VOLUNTARY TERMINATION. Executive shall have the right to terminate his employment at any time without cause (a "Voluntary Termination"). A Voluntary Termination is not a termination for Good Reason or a termination as the result of Disability (as hereafter defined) or death. A Voluntary Termination, excepting death, shall be effective upon sixty (60) days' advance written notice to the Company and shall not constitute a breach of this Agreement.

    5.3 DEATH. In the event Executive dies during the Term, this Agreement shall automatically terminate effective upon the date of Executive's death.

    5.4 DISABILITY. In the event that Executive shall suffer a Disability, the Company shall have the right to terminate the Agreement, which shall be effective upon written notice to Executive. "Disability" means a physical or mental condition which renders Executive incapable of performing Executive's regular duties hereunder for a period of one hundred twenty (120) consecutive days. In the event of any disagreement between Executive and the Company as to whether Executive is suffering from a Disability, the determination of Executive's Disability shall be made by one or more board certified licensed physicians practicing the specialty of medicine applicable to Executive's disorder in the Atlanta metropolitan area in accordance with the provisions of this Section. If either the Company or Executive desires to initiate the procedure provided in this Section, such party (the "Initiating Party") shall deliver written notice to the other party (the "Responding Party") in accordance with the provisions of this Agreement specifying that the Initiating Party desires to proceed with a medical examination and the procedures specified in this Section. Such notice shall include the name, address and telephone number of the physician selected by the Initiating Party (the "Disability Examination Notice"). If the Responding Party fails within ten (10) days after the receipt of the Disability Examination Notice to designate a physician meeting the standards specified herein, the physician designated by the Initiating Party in the Disability Examination Notice shall make the determination of Disability as provided in this Section. If the Responding Party by written notice notifies the Initiating Party within ten (10) days of the receipt by the Responding Party of the Disability Examination Notice by notice specifying the physician selected by the Responding Party for purposes of this Section, then each of the two physicians as so designated by the respective parties shall each examine Executive. Examinations shall be made by each such physician within ten (10) days of such physician's respective designation. Each physician shall render a written report as to whether in such physician's opinion Executive is suffering a Disability. If the two physicians agree on the status of Executive for purposes of this Section, such determination shall be conclusive and dispositive for all purposes of this Section. If the two physicians cannot so agree, the two physicians shall jointly select a third

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physician meeting the standards specified in this Section within ten (10) days after the later report of the two physicians is submitted. The third physician shall render a written report on the status of Executive within ten (10) days of selection and such report shall be dispositive for purposes of this Section. For purposes of this Section, Executive agrees that he shall promptly submit to such examinations and tests as such physicians shall reasonably request for purposes of making a determination of Disability as provided herein. Failure or refusal of the Executive to submit to the examination as required by this Section, shall constitute a conclusive admission by the Executive that the Executive is suffering from a Disability as provided herein.

    5.5 EFFECT OF TERMINATION; SEVERANCE PAY UPON TERMINATION. Amounts due under this Section 5.5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty, provided that such payments shall be Executive's exclusive remedy relating to the termination of his employment hereunder.

        (a) FOR CAUSE/VOLUNTARY TERMINATION. In the event of termination of Executive's employment (i) by the Company for Cause, or (ii) pursuant to Voluntary Termination, the Company shall pay to Executive, any annual Base Salary and any Annual Cash Bonus earned (for a full fiscal year or prorated for a partial fiscal year) but not paid to Executive prior to the effective date of such termination, and Executive shall be entitled to other additional benefits in accordance with the benefit plans of the Company. In addition, Executive and his spouse shall be entitled to continued participation in all medical, dental and hospitalization coverage as set forth in Section 5.5(f) hereof.

        (b) GOOD REASON/WITHOUT CAUSE/DURING INITIAL TERM. In the event of termination of Executive's employment during the initial Term of his employment
(i) by the Company other than for Cause, or (ii) by Executive for Good Reason, then the Company shall pay Executive as follows:

            (i) SALARY. The Executive shall be paid an amount equal to all earned but unpaid MABS for the year of the termination plus an amount equal to five (5) times his current MABS (subject to withholding of all applicable taxes); provided, however that salary payments provided for above shall be paid in thirty-six (36) equal monthly payments commencing thirty (30) days from the date of termination and continuing each month thereafter. For purposes hereof, the Executive's "current MABS" shall be the highest MABS rate in effect during the six-month period prior to the termination of Executive's employment.

            (ii) BONUSES AND INCENTIVES. The Executive shall receive any Annual Cash Bonus then earned (for a full fiscal year or prorated for a partial fiscal year) plus bonus payments from the Company for the thirty-six (36) months following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of the average of the Annual Cash Bonuses paid to him for the two fiscal years immediately preceding the fiscal year in which such termination occurs (provided that fiscal years prior to 1998 shall not be considered). Any Annual Cash Bonus that the Executive had previously earned but which may not yet have been paid as of the date of termination shall be due and payable on the date of termination.

            (iii) HEALTH AND LIFE INSURANCE COVERAGE. The Executive shall receive post-termination medical, dental, and hospitalization insurance coverage as provided in Section 5.5(f).

            (iv) EMPLOYEE RETIREMENT PLANS. In addition to the benefits provided herein, to the extent permitted by the applicable plan, the Executive will be entitled to continue to participate, consistent with past practices, in all employee retirement plans maintained by the Company in effect as of the date of the termination of his employment. The Executive's participation in such retirement plans shall continue for a period of sixty (60) months from the date of the termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to the Executive under (i) and (ii) above shall be treated (unless otherwise excluded) as compensation under such plans. If continued participation in any plan is not permitted or if any such plan does not continue to exist, the Company shall pay to the Executive and, if applicable, his designated beneficiary, a supplemental benefit equal to the present value on the date of termination of employment (calculated as provided in the plan) of the excess of
(i) the benefit the Executive would have been paid under such plan if he had continued to be covered for the 36-month period (less any amounts he would have been required to contribute) with assumed earnings calculated at eight percent (8%) per annum, over (ii) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum.

            (v) EFFECT OF LUMP SUM PAYMENT. Any lump sum payments paid to the Executive above shall not alter the amounts Executive is entitled to receive under the benefit plans described in (iv) above. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over a period of thirty-six (36) months.

            (vi) EFFECT OF DEATH. The benefits payable or to be provided under this Agreement shall not cease in the event of the Executive's death and such benefits shall be payable to his designated beneficiary (in accordance with Section 7.2 hereof) or, if none, the legal representative of Executive's estate.

            (vii) STOCK OPTIONS. Any stock or options awarded to and granted to the Executive but not yet vested shall immediately vest and become exercisable by the Executive as provided for in Section 5.6 (b).

        (c) GOOD REASON/WITHOUT CAUSE/DURING RENEWAL TERM. If the Company elects to terminate the Executive during the Renewal Term of his employment (i) other than for Cause, or (ii) if the Executive elects to terminate for Good Reason, or
(iii) as a result of a Change of Control as defined herein, then in addition to the amounts and other benefits described in Section 5.5(a) hereof, the Company shall pay Executive as follows:

            (i) SALARY. The Executive shall be paid an amount equal to all earned but unpaid MABS for the year of termination, and will further be paid an amount equal to three (3) times his Current MABS (subject to withholding of all applicable taxes); provided, however, that salary payments provided for above shall be paid in a single lump sum payment, to be paid not later than 60 days after termination of Executive's employment. For purposes hereof, the Executive's "Current MABS" shall be the highest rate in effect during the six-month period prior to the termination of Executive's employment.

            (ii) BONUSES AND INCENTIVES. The Executive shall also receive any Annual Cash Bonus then earned (for a full fiscal year or prorated for a partial fiscal year) plus bonus payments from the Company in an amount equal to three
(3) times the average of the annual cash bonuses paid to him for the two fiscal years immediately preceding the fiscal year in which such termination occurs (provided that fiscal years prior to 1998 shall not be considered). Any annual cash Bonus that the Executive had previously earned but which may not yet have been paid as of the date of termination shall be due and payable on the date of termination. All other Bonus amounts shall be paid in a single lump sum payment which shall be paid not later than 60 days after his termination.

            (iii) HEALTH AND LIFE INSURANCE COVERAGE. The Executive shall receive post-termination medical, dental, and hospitalization insurance coverage as provided in Section 5.5(f).

            (iv) EMPLOYEE RETIREMENT PLANS. In addition to the benefits provided herein, to the extent permitted by the applicable plan, the Executive will be entitled to continue to participate, consistent with past practices, in all employee retirement plans maintained by the Company in effect as of the date of the termination of his employment. The Executive's participation in such retirement plans shall continue for a period of sixty (60) months from the date of the termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to the Executive under (i) and (ii) above shall be treated (unless otherwise excluded) as compensation under such plans. If continued participation in any plan is not permitted or if any such plan does not continue to exist, the Company shall pay to the Executive and, if applicable, his designated beneficiary, a supplemental benefit equal to the present value on the date of termination of employment (calculated as provided in the plan) of the excess of
(i) the benefit the Executive would have been paid under such plan if he had continued to be covered for the 36-month period (less any amounts he would have been required to contribute) with assumed earnings calculated at eight percent (8%) per annum, over (ii) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum.

            (v) EFFECT OF LUMP SUM PAYMENT. The lump sum payments under (i) and (ii) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in (iv) above. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over a period of thirty-six (36) months.

            (vi) EFFECT OF DEATH. The benefits payable or to be provided under this Agreement shall not cease in the event of the Executive's death and such benefits shall be payable to his designated beneficiary (in accordance with Section 7.2 hereof) or, if none, the legal representative of Executive's estate.

            (vii) STOCK/OPTIONS. Any stock or options awarded to and granted to the Executive but not yet vested shall immediately vest and become exercisable by the Executive as provided for in Section 5.6 (b).

        (d) DISABILITY. In the event of termination of Executive's employment for Disability as described in Section 5.4 hereof, then, in addition to the amounts described in Section 5.5(a) hereof, Executive shall be entitled to receive any annual Base Salary and any annual Bonus then earned (for a full fiscal year or prorated for a partial fiscal year) plus Executive's annual Base Salary for the remainder of the term. Executive and his spouse shall be entitled to continued participation in medical, dental and hospitalization coverage as set forth in Section 5.5(f) hereof and, if not prohibited by law, in all other employee plans and programs in which they were participating on the date of termination of Executive's employment due to Disability until the date, or dates, Executive and his spouse receive similar coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis).

        (e) DEATH. In the event of termination of Executive's employment due to death, then, in addition to the amounts and other benefits described in this Agreement, the Company shall pay to the legal representative of Executive's estate his then current Minimum Annual MABS plus one (1) years Annual Cash Bonus determined by computing his average for the preceding three (3) years. These sums shall be paid to the legal representative of the Executive's estate within sixty (60) days from his death.

        (f) POST-TERMINATION MEDICAL, DENTAL AND HOSPITALIZATION INSURANCE COVERAGE. In the event of termination of Executive's employment for any reason whatsoever, Executive and his spouse shall be entitled to continued participation in all of the Company's medical, dental and hospitalization insurance plans at the Company's expense until the date on which Executive is employed by any Person other than the Company, or any Affiliate or Subsidiary of the Company, and Executive becomes covered by medical, dental and hospitalization insurance coverage through such other Person's plan.

        (g) GOLDEN PARACHUTE PAYMENTS. If the aggregate present value (determined as of the date of termination of employment of Executive in accordance with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor section thereof) and the regulations and rulings thereunder ("Section 280G")) of the sum of (i) severance payments made to Executive due to his termination for Good Reason as a result of a Change in Control under this Section, and (ii) all other payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company would result in an excess parachute payment (as determined under Section 280G), then the Company shall pay to Executive an additional severance amount under this Subsection (f) equal to the sum of (A) the amount of tax imposed by Code Section 4999 upon excess parachute payments received by Executive, and (B) federal and state income and social security/medicare taxes payable on both the tax amount in (A) and the entire amount paid under (B), such that Executive is reimbursed for, and has no out-of-pocket expenses with respect to, the cost of all income taxes payable upon amounts paid to Executive under this Subsection (f).

    5.6 TREATMENT OF STOCK GRANTS & OPTIONS UPON TERMINATION

        (a ) FOR CAUSE/VOLUNTARY TERMINATION. In the event of termination of Executive's employment (i) by the Company for Cause, or (ii) voluntarily by Executive other than for Good Reason, any Shares or Options granted to the Executive, to the extent not then vested and exercisable on the date of such termination, shall be immediately canceled. To the extent the Shares or Options are then vested and exercisable on the date of such termination, they may be exercised (A) in the event of termination by the Company for Cause, for a period of ninety (90) days after the date of such termination, or (B) in the event of Voluntary Termination by Executive for a period of one (1) year after the date of such termination.

        (b) WITHOUT CAUSE OR FOR GOOD REASON OR DUE TO RETIREMENT, DEATH, OR DISABILITY. In the event of the termination of Executive's employment by the Company without Cause or by Executive for Good Reason or due to the Retirement, Death, or Disability of Executive, all grants of stock and all stock options granted to Executive pursuant to the Company's Incentive Stock Plan shall, to the extent not then vested and exercisable on the date of such termination, become immediately vested and exercisable for a period of ninety (90) days after the date of such termination, or such longer period of time as is permitted under the applicable plan or grant.

    5.7 NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Article V, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain, except as specifically provided for fringe benefits in this Article V.

                                   ARTICLE VI
                                CHANGE IN CONTROL

    6.1 CHANGE IN CONTROL. A "Change in Control" shall mean the occurrence of any one of the following events:

        (a) Prior to an IPO, the shareholders of the Company or any of its Affiliates (as defined in Section 6.1(b) below), individually or collectively, sell or otherwise transfer to persons or entities who are not Affiliates of the Company, in one transaction or a series of related transactions, 50% or more of the Voting Stock (as defined below) of the Company or any of its Affiliates;

        (b) Any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13s-3 promulgated under that act (other than an Affiliate of the Company or any "person" who was a "beneficial owner" of 10% or more of the Voting Stock of the Company on the date hereof or who has received Voting Stock from Executive), of 50% or more of the Voting Stock of the Company or any of its Affiliates prior to any IPO and 40% or more of the Voting Stock of the Company or any of its Affiliates after an IPO;

        (c) The majority of the Board consists of individuals other than "Incumbent Directors," which term means the members of the Board on the date of this Agreement (excluding Executive) or otherwise designated pursuant to various agreements among the Company's stockholders in effect on the date hereof; provided, that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

        (d) All or substantially all of the assets or business of the Company or any of its Affiliates is disposed of pursuant to a merger, consolidation or other transaction other than to an Affiliate of the Company (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, 50% or more of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

        (e) The consummation of (i) a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or Affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding Common Stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or Affiliate thereof) (at least fifty percent (50%) of the outstanding Common Stock of the Company or such surviving entity or parent or Affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) a plan of complete liquidation of the Company; or

        (f) The occurrence of any other event or circumstances which is not covered by (a) through (e), above, which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, the Board adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

    6.2 OTHER TERMS. For the purposes of this Agreement, (i) "Affiliate" of a specified person or other entity shall mean an person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified, and in the case of a specified person who is a natural person, his spouse, his issue, his parents, his estate and any trust entirely for the benefit of his spouse and/or issue; (ii) "Voting Stock" shall mean capital stock of any class or classes having voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and iii) "IPO" shall mean the completion of an underwritten sale of Common Stock or securities convertible into Common Stock of the Company (or an entity formed by the Company for the purpose of issuing Common Stock (or securities convertible into Common Stock) in connection with the IPO) pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended.

                                  ARTICLE VII.
                                 MISCELLANEOUS

    7.1 INDEMNIFICATION.

        (a) The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the written request of the Company as a director, officer, member, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee, trustee, or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's articles of incorporation or bylaws or resolutions of the Company's Board of Directors and under the Georgia Business Corporation's Code against all cost, expense, liability and loss (including, without limitation, reasonable attorney's fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive in the event he has ceased to be a director, officer, member, employee, trustee, or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Executive shall not be required to repay the amount of such advance unless it shall ultimately be determined in the proceeding that he has acted willfully and was grossly negligent in conduct giving rise to the Proceeding.

        (b) The failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payments of amounts claimed by Executive under
Section 7.1(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, shall create a presumption that Executive has met the applicable standard of conduct.

        (c) The Company agrees to maintain appropriate insurance coverage for directors' and officers' liability, errors and omissions and/or blanket liability protecting against any costs arising from a Proceeding which may be assessed against Executive. Such coverage shall be provided at the highest level provided for any employee, director or officer of the Company.

    7.2 BENEFIT OF AGREEMENT; ASSIGNMENT; BENEFICIARY.

        (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the localities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall also inure the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devises, or other designee, or if there is no such designee, to Executive's estate. Without limiting the foregoing, Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

    7.3 NOTICES. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to Suite 250 B, 5901 Peachtree Dunwoody Road, Atlanta, Georgia 30328 Attention: CEO or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to 1103 Fox Creek Court, Woodstock, Georgia 30189 or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

    7.4 AMENDMENT. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

    7.5 WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

    7.6 HEADINGS. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

    7.7 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Georgia without reference to the principles of conflict of laws.

    7.8 AGREEMENT TO TAKE ACTIONS. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

    7.9 SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

    7.10 VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not effect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

    7.11 RESOLUTION OF DISPUTES. Any disputes arising under or in connection with this Agreement shall, at the election of either Executive or the Company, be resolved by binding arbitration, to be held in Atlanta, Georgia in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the arbitration or litigation. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled at the time the dispute arises.

    7.12 ENTIRE AGREEMENT. This Agreement, end the Agreements and documents referred to herein, contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understanding, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

    7.13 REPRESENTATIONS. The Company represents that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement to which it is a party or by which it is bound. Executive represents that there is no agreement to which he is a party or by which he is bound that would be violated by the performance of his obligations under this Agreement.

    7.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute on and the same instrument.

    IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

                              SUNBELT AUTOMOTIVE GROUP, INC.

                              By: /s/ Charles K. Yancey
                                 --------------------------------------------
                              Its CEO: Charles K. Yancey



                              THE EXECUTIVE

                              /s/ Stephen C. Whicker
                              -----------------------------------------------
                                  STEPHEN C. WHICKER